Natus Chairperson Dr. Barbara Paul Retires; Board Elects Current Board Member Joshua Levine as Chairperson

PLEASANTON, Calif. (June 28, 2021) - Natus Medical Incorporated (NASDAQ:NTUS) (the “Company” or “Natus”), a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages, today announced Dr. Barbara Paul, the Chairperson of the Board of Directors will retire from the Board effective June 30, 2021. The Board has elected independent director Joshua Levine who has served on the Natus board since 2018 as the new Chairperson.

Jonathan Kennedy, President and Chief Executive Officer of Natus, said, “Barbara played an instrumental role on our board over the past five years, helping to guide the One Natus transformation. Barbara’s experience as a healthcare provider has proven to be valuable to all our stakeholders and we are a stronger company as a result of her contributions. Barbara’s guidance and counsel will be missed, and I am grateful for her service.”

“I have appreciated and enjoyed the opportunity to serve on Natus’ board, and am proud of the collective achievements and significant progress made by the Company over the past five years. It has been my privilege to serve as board chair,” said Dr. Paul.

“I am grateful for the trust of my fellow board members in appointing me to this leadership position. I want to thank Dr. Paul for her service and leadership of the board,” said Joshua Levine, Natus’ new Chairperson of the Board of Directors.

Dr. Paul’s decision to retire from the Board after five years of distinguished service did not result from any disagreement with the Company or its management

About Natus Medical Incorporated

Natus is a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages. Additional information about Natus Medical can be found at www.natus.com.

Natus Medical Incorporated
B. Drew Davies
Executive Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com

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